Exhibit 99.1

Windstream Upsizes and Prices Private Offering of $700 Million of Its 7.875% Senior Notes Due 2017

Release Date: Dec. 15, 2009

LITTLE ROCK, Ark. – Windstream Corporation (NASDAQ: WIN) announced today the pricing of a private placement of $700 million in aggregate principal amount of its 7.875% Senior Notes due Nov. 1, 2017 (the “Notes Offering”) at an issue price of 98.5% to yield 8.132%. The aggregate principal amount of the notes was increased from $600 million, which Windstream announced its intention to offer earlier today, to $700 million. The notes are to be issued as additional securities under an existing indenture of Windstream pursuant to which Windstream previously issued $400 million aggregate principal amount of 7.875% Senior Notes due 2017. The notes to be issued in this offering and the previously issued notes will be treated as a single class of notes under the indenture. The Notes Offering is expected to settle on Dec. 30, 2009, subject to customary closing conditions.

Windstream expects to use the net proceeds of the Notes Offering to finance the cash portion of the purchase price of the previously announced acquisition of NuVox, Inc. (“NuVox”), to repay outstanding indebtedness of NuVox and to pay related transaction fees and expenses. Remaining net proceeds of the Notes Offering will be used for general corporate purposes, which may include the funding of pending or future acquisitions.

This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Windstream. The senior notes will be sold only to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S under the Securities Act of 1933, as amended. The proposed issuance of the senior notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Windstream

Windstream Corporation is an S&P 500 company that provides phone, high-speed Internet and high-definition digital TV services to customers in 16 states. The company also offers a wide range of IP-based voice and data services and advanced phone systems and equipment to businesses and government agencies. The company has approximately 3 million access lines and about $3.1 billion in annual revenues. Windstream is ranked 4th in the 2009 BusinessWeek 50 ranking of the best performing U.S. companies. For more information about Windstream, visit www.windstream.com.

Windstream claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. These

Windstream Upsizes and Prices Private Offering of Senior Notes Due 2017

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forward-looking statements are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors. Factors that could cause actual results to differ materially from those contemplated above include, among others: further adverse changes in economic conditions in the markets served by Windstream; the extent, timing and overall effects of competition in the communications business; continued access line loss; the impact of new, emerging or competing technologies; the adoption of intercarrier compensation and/or universal service reforms by the Federal Communications Commission or Congress that results in a significant loss of revenue to Windstream; the risks associated with the integration of acquired businesses or the ability to realize anticipated synergies, cost savings and growth opportunities; the availability and cost of financing in the corporate debt markets; the potential for adverse changes in the ratings given to Windstream’s debt securities by nationally accredited ratings organizations; the effects of federal and state legislation, rules and regulations governing the communications industry; material changes in the communications industry generally that could adversely affect vendor relationships with equipment and network suppliers and customer relationships with wholesale customers; unexpected results of litigation; unexpected rulings by state public service commissions in proceedings regarding universal service funds, intercarrier compensation or other matters that could reduce revenues or increase expenses; the effects of work stoppages; the impact of equipment failure, natural disasters or terrorist acts; earnings on pension plan investments significantly below Windstream’s expected long term rate of return for plan assets; unexpected adverse results relating to the relocation of Windstream’s data center; and those additional factors under the caption “Risk Factors” in Windstream’s Form 10-K for the year ended Dec. 31, 2008, and in subsequent filings with the Securities and Exchange Commission. In addition to these factors, actual future performance, outcomes and results may differ materially because of more general factors including, among others, general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. Windstream undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause Windstream’s actual results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties that may affect Windstream’s future results included in Windstream’s filings with the Securities and Exchange Commission at www.sec.gov.

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Media Relations Contact:

David Avery, 501-748-5876

david.avery@windstream.com

Investor Relations Contacts:

Mary Michaels, 501-748-7578

mary.michaels@windstream.com